Subsidiaries of OrthoPediatrics Corp.
As of December 31, 2025

All subsidiaries are 100% owned, except Plagio Prevention, LLC, which is 50% owned, directly or indirectly.

Name of Subsidiary	Jurisdiction of Formation

Domestic Subsidiaries:
Orthotic Specialists, Inc.	Arizona
Pediatrics Specialists - Colorado, LLC	Colorado
Telos Partners, LLC	Colorado
MacyOP, LLC	Connecticut
OrthoPediatrics US Distribution Corp.	Delaware
OrthoPediatrics GP LLC	Delaware
OrthoPediatrics US L.P.	Delaware
OrthoPediatrics Iowa Holdco, Inc.	Delaware
Medtech Concepts, LLC	Delaware
Orthex, LLC	Florida
Dynamic Orthopedics, Inc.	Florida
MD Orthopaedics, Inc.	Iowa
MD International, Inc.	Iowa
Boston Brace International, Inc.	Massachusetts
Plagio Prevention, LLC	Massachusetts
Royal Orthotics, LLC	North Carolina
Vilex in Tennessee, Inc.	Tennessee

International Subsidiaries:
OrthoPediatrics AUS PTY LTD	Australia
OrthoPediatrics do Brasil Ltda.	Brazil
FollowMed Distribuidora de Produtos Medicos Ltda	Brazil
FollowMed Sul Distribuidora de Produtos Medicos Ltda	Brazil
Implant Safe Tech Ltda.	Brazil
OrthoPediatrics Canada ULC d/b/a Pega Medical	Canada
OrthoPediatrics GmbH	Germany
C-Pro Direct Ireland Ltd.	Ireland
New Ireland Orthotic Services Limited	Ireland
ApiFix Ltd.	Israel
OP EU B.V.	Netherlands
OP Netherlands B.V.	Netherlands
OrthoPediatrics NZ LTD	New Zealand
OrthoPediatrics EU Limited	United Kingdom
C-Pro Direct Holdings Limited	United Kingdom
C-Pro Direct Ltd.	United Kingdom